Exhibit 11


  DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

  COMPUTATION OF EARNINGS PER COMMON SHARE
  FISCAL YEAR ENDED AUGUST 3, 1996


                                                              Fully
                                                 Primary     Diluted
                                                 -------     -------

Reconciliation of net income per
  statement of income  to amount
  used in earnings per computation:

Net Income                                     $2,915,422   $2,915,422


Assumed reduction of - Interest on
  short-term  debt,  net of tax effect
  on application of  assumed  proceeds
  from exercise of options subject to
  limitations under the Modified
  Treasury Stock method                            45,808       28,843
                                               ----------   ----------

Net income, as adjusted                        $2,961,230   $2,944,265
                                               ==========   ==========

Reconciliation  of weighted  average
   number of shares  outstanding to amount
   used in earnings per share computation:

Weighted average number of shares
  outstanding                                   4,793,144    4,793,144

Add - shares issuable from assumed
  exercise of options subject to limitations
  under the Modified Treasury Stock method      1,141,077    1,141,077
                                                ---------    ---------

 Weighted average number of shares
   outstanding as adjusted                      5,934,221    5,934,221
                                                =========    =========


 Net income per common share                   $      .50   $      .50
                                               ==========   ==========




         The Company utilized the Modified Treasury Stock method for computing net income per common share. Under this method, the funds obtained by the assumed exercise of all options and warrants were applied to repurchase common stock at the average market price but limited to an amount of repurchased shares to no greater than 20 percent of the then outstanding actual common shares. Any assumed funds still available after the repurchase of 20 percent of outstanding actual common shares were assumed to be utilized to reduce the existing short-term debt. The adjustment to net income has been shown net of tax effect.